Exhibit 10.20
SENTINEL PROPERTIES — BEDFORD, LLC
MASTER SERVICES AGREEMENT
This Master Services Agreement (the “Agreement”) is entered into between Sentinel Properties—Bedford, LLC, a Delaware limited liability company (“Sentinel”), and Constant Contact, Inc., a Delaware corporation (“Customer”), and dated as of July 19, 2007 (the “MSA Effective Date”). Capitalized terms used herein but not otherwise defined will have the meanings ascribed to them in Section 1.
1)	Definitions.
a)	Affiliate: An entity(ies) controlling, or under the control of, or under common control with, a party hereto, where “control” is the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

b)	Sentinel and Customer: The words “Sentinel” and “Customer” and the pronouns referring thereto as used in this Agreement shall mean, unless otherwise provided, the persons or entities named herein as Sentinel and as Customer respectively, and their respective heirs, legal representatives, successors and assigns, irrespective of whether singular or plural, masculine, feminine or neuter. The word “Sentinel” as used herein shall mean, however, only the owner for the time being of the service provider’s interest (i.e., the initial interest of Seller hereunder) in this Agreement, i.e., in the event of any transfer of the service provider’s interest in this Agreement the transferor shall cease to be liable for, and shall be released from all liability for the performance and observance of, any and all agreements or conditions on the part of Sentinel to be performed or observed subsequent to the time of such transfer, it being understood and agreed that from and after such transfer Customer shall look solely to the transferee for the performance and observance of such agreements and conditions.

c)	Order: Any Sales Order or Online Order between Customer and Sentinel.

d)	Online Order: An Order for Services placed by Customer via Sentinel’s web-based customer portal and accepted by Sentinel in accordance with its Occupant Handbook and procedures.

e)	Permitted Use: Use as a corporate data center for the installation and use of computing, networking and communications equipment.

f)	Occupant Handbook: The procedures, rules, regulations, security practices and policies adopted by Sentinel that may be in effect for the Sentinel Bedford Data Center, and as they may be amended from time to time by Sentinel and so notified to Customer.

g)	Sales Orders: All written sales orders executed by the parties which provide that such sales orders are governed by and incorporated by reference into this Agreement.

h)	Services: All services, goods and other offerings of any kind to be provided by Sentinel to Customer pursuant to this Agreement as set forth in an Order.
2)	License Terms and Responsibilities of the Parties.
a)	Sentinel owns a so-called data center (the “Sentinel Bedford Data Center”) located at 55 Middlesex Turnpike, Bedford, Massachusetts (the “Property”), at which Sentinel provides space and provides certain related data center facility services to businesses. Upon payment of the applicable fees and subject to the terms and conditions herein, Sentinel (i) grants Customer a license (sometimes herein the “License”) for the License Term to use the distinct areas (hereinafter, the “Space”) of the Sentinel Bedford Data Center described in Attachment 1 attached hereto and identified in any Sales Order separately signed by Sentinel and Customer, including any Sales Order hereafter signed, the License to be solely for the purpose of installing, operating, maintaining, altering and repairing in the Space equipment which will at all times belong to Customer or its third party supplier and will not belong to Sentinel (“Equipment’’), and (ii) shall provide certain services that are set forth in an Order (each such service, a “Service”). If Sentinel and Customer subsequently sign any new Sales Orders, the Space identified in that Sales Order shall ipso facto become part of the “Space” for all purposes under this Agreement. For purposes of this Agreement, the License is acknowledged to be a Service.

b)	At all times during the Term, Sentinel and Customer agree to comply with the rules, regulations and procedures set forth in the Occupant Handbook, which rules, regulations and procedures are at all times incorporated by reference into this Agreement. Customer acknowledges that it has received a copy of the current Occupant Handbook prior to execution of this Agreement.

c)	Customer acknowledges that the License is only to use the Space for the Permitted Use, and that Customer has not been granted any rights of real property or other interests in the Space or the Property.

d)	Sentinel acknowledges that Customer’s assets are subject to a lien in favor of Silicon Valley Bank (together with any other institutional Sender to Customer from time to time a “Bank”), Sentinel agrees that it will execute and deliver to the Bank such documents, instruments and agreements requested by Bank from time to time, acknowledging Bank’s security interests in Customer’s assets, granting Bank access, as limited in such document, instrument or agreement to such assets, and addressing such other matters required by Bank. Provided that all damage caused by such removal shall be promptly repaired, Customer may remove any or all of its assets from the Space and the Property at any time, in its sole discretion, and Sentinel agrees to provide Customer with access to remove such assets, upon Customer’s request from time to time.
3)	No Use of Space by Others.
Customer may not sublicense the Space or any portion thereof or permit any occupancy or use thereof or access thereto by anybody other than Customer or its Affiliates and their agents, employees and contractors, nor may Customer assign or otherwise transfer its interest in this Agreement, except that Customer may assign this Agreement without consent (but with notice to Sentinel promptly after or contemporaneous with such assignment) (i) to an Affiliate (or may so sublicense to an Affiliate) or (ii) in connection with a merger, consolidation, reorganization or sale of all or substantially all of its assets, provided in each instance that the transferee or sublicense, immediately after such transaction (and taking into account assets and liabilities acquired through such transaction), shall have financial resources, in terms of net worth and working capital, at least equal to that of Customer as of the date of such transfer or sublicense or as of the MSA Effective Date, whatever shall be greater. Any act in connection of the foregoing shall be deemed ipso facto null and void.
4)	Insurance; Waiver of Subrogation; SAS 70 Report; Indemnity.
a)	Customer shall throughout the term hereof maintain commercial general liability insurance with respect to the Space and its occupancy and use of the Property, issued by well-rated insurance companies authorized to do business in the Commonwealth of Massachusetts, in amounts not less than Ten Million Dollars ($10,000,000.00) with, respect to bodily injuries suffered in any one occurrence and not less than Five Million Dollars ($5,000,000.00) with respect to property damage.

b)	The insurance required to be carried by Customer pursuant to this License may be carried under a blanket policy, and Customer shall provide to Sentinel, upon the execution of this Agreement and thereafter prior to the expiration of each such policy, evidence of the maintenance of the insurance required pursuant to this Article 4.

c)	Sentinel shall throughout the term hereof maintain commercial general liability insurance with respect to the Property, issued by well-rated insurance companies authorized to do business in the Commonwealth of Massachusetts, in amounts not less than Ten Million Dollars ($10,000,000.00) with respect to bodily injuries suffered in any one accident and not less than Five Million Dollars ($5,000,000.00) with respect to property damage. Such insurance required to be carried by Sentinel pursuant to this Agreement may be carried under a blanket policy, and Sentinel shall provide to Customer, upon Customer’s written request, evidence of the maintenance of the insurance required pursuant to this Article 4.

d)	Neither Sentinel nor Customer shall have any obligation to insure any property belonging to or in the possession of the other. As to any property insurance carried by Sentinel on the Property where the Space is located, Sentinel shall obtain a waiver of subrogation in favor of Customer. As to any property insurance carried by Customer on its Equipment, Customer shall obtain a waiver of subrogation in favor of Sentinel. Except as set forth in subsection (d) immediately below, neither party shall have any responsibility for any loss or damage to property belonging to or in the possession of the other.

e)	Sentinel shall, as soon as reasonably practicable and in no event later than the first anniversary of the MSA Effective Date, provide to Customer a Type II SAS 70 audit report (the “SAS 70 Report”) with respect to the data center operations and services provided at the Sentinel Bedford Data Center and the Property. The SAS 70 Report

shall be issued by an accounting firm with a nationally recognized reputation and reasonably satisfactory to Customer (provided that Customer agrees that Wolf & Co. shall be deemed so satisfactory). Following the delivery of the first SAS 70 Report to Customer, Sentinel shall thereafter furnish an SAS 70 Report to Customer on an annual basis. In the event Sentinel fails to deliver to Customer a SAS 70 Report, as required under this subparagraph (e), within twenty (20) days after receipt of notice from Customer of Sentinel’s failure to do so as above provided, then Customer shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Sentinel provided Sentinel shall have failed to deliver such SAS 70 Report within such thirty (30) days.

f)	Subject to the limitations on the liability of each party elsewhere contained in this Agreement, each party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other party (the “Indemnified Party”) from and against (i) any and all third party claims for loss, cost damage, liability or expense (including, without limitation, attorneys’ fees and expenses) in any way arising out of or related to any breach or alleged breach by the Indemnifying Party under this Agreement; or (ii) any negligent act or omission or misconduct of the Indemnifying Party, its employees, or agents. The Indemnifying Party’s obligations hereunder are contingent on the following conditions: (i) the Indemnified Party must notify the Indemnifying Party in writing promptly after the Indemnified Party becomes aware of a claim or the possibility thereof; (ii) the Indemnified Party must grant the Indemnifying Party the sole control (but subject to consultation from time to time with the Indemnifying Party) of the settlement compromise, negotiation and defense of any such claim; and (iii) the Indemnified Party must cooperate with the Indemnifying Party and provide the Indemnifying Party with all information related to the claim that is reasonably requested by the Indemnifying Party.
5)	Interruptions in Service, and Intrusive Testing.
Sentinel shall use all reasonable commercial efforts to minimize errors and interruptions in the Services and to provide advance notice of any unavailability of Services, even if caused by force majeure. In all events Sentinel’s liability for any failure of Services shall be limited as elsewhere provided in this Agreement. Services may be temporarily unavailable by reason of force majeure or as set forth in Section 13d hereof. Notwithstanding anything in this Agreement to the contrary, if Customer shall give Sentinel notice (an “Abatement Notice”) of an Abatement Event (as that term is defined below), and if such Abatement Event continues thereafter beyond the Eligibility Period (as that term is defined below), then the Recurring Charges to Customer shall be abated entirely or proportionately reduced, as the case may be, after expiration of the Eligibility Period for such time that Customer continues to be so prevented from using, and does not use, the Space, or a portion thereof, for the conduct of any of Customer’s business. The term “Eligibility Period” shall mean a period of seven (7) consecutive days after Sentinel’s receipt of any Abatement Notice(s). An “Abatement Event” shall be defined as an event or circumstance that prevents Customer from using the Space, or a material portion thereof, as a result of any failure by Sentinel to provide the Services set forth in Attachment 2, or to have access to the Space needed by Customer to utilize the Services, even if caused by force majeure. In addition, if an Abatement Event prevents Customer from using all or substantially all of the Space in a manner consistent with the parameters set forth in this Agreement and the attachments hereto, and such Abatement Event continues for more than six (6) months after an Abatement Notice with respect thereto, Customer may terminate this Agreement by thirty days’ written notice to Sentinel, unless such Abatement Event is cured during such thirty day period. In addition, at any time during an Abatement Event Customer may request that Sentinel provide written notice of whether Sentinel has the intention and expectation that such Abatement Event will be corrected within six (6) months after the original Abatement Notice with respect thereto. Sentinel shall provide a written response to such request (an “Assurance Response”) within ten (10) days of such request. If Sentinel does not deliver to Customer an Assurance Response in such timeframe that indicates that Sentinel expects that the Abatement Event will be corrected prior to six (6) months after the original Abatement Notice with respect thereto, then Customer may terminate this Agreement by thirty days’ written notice to Sentinel, unless such Abatement Event is cured during such thirty day period.
6)	Term of Agreement, Termination, and Default.
a)	This Agreement shall commence on the MSA Effective Date. Unless earlier terminated in accordance with its terms, this Agreement will terminate on the date the last Sales Order then in effect expires or is terminated pursuant to the terms and conditions set forth in this Agreement (which will be the date on which the last “License Term” as specified and defined on such last Sales Order expires or is terminated pursuant to the terms and conditions of this Agreement).

b)	If either party shall be in material breach of this Agreement (nonpayment of any money due under an invoice or otherwise hereunder being agreed to be deemed ipso facto a material breach of this Agreement), or if Customer shall be in material breach of any of the rules regulations and procedures set forth in the Occupant Handbook, or if Sentinel shall modify materially the Occupant Handbook in a manner unacceptable to Customer in its reasonable discretion, the other party may terminate (at its discretion) this Agreement as to any or all Space (including all Services associated with that Space) then covered hereunder, upon thirty (30) days’ prior written notice to the breaching party unless the breaching party shall cure such breach prior to the expiration of such thirty (30) day period or, if cure cannot be reasonably achieved within such thirty (30) day period, the breaching party commences cure and diligently prosecutes such cure to completion at all times thereafter (provided, however, that such time period shall be ten (10) days with respect to any failure on the part of Customer to pay any charges hereunder). Termination shall not, however, except to the extent otherwise provided herein, be the sole remedy under this Agreement, and, whether or not termination is effected, except as expressly limited in this Agreement (including the limitations on the liability of Sentinel contained elsewhere in this Agreement), all other remedies will remain available. If the Property becomes the subject of an eminent domain or condemnation action by any authority or person that has such power and if continued operation of the Property for the Permitted Use would thereafter be impractical or impossible, or if Sentinel’s or Customer’s possession or right of access is otherwise terminated or substantially abated, either party shall have the right to terminate this Agreement. Either party may also terminate this Agreement by giving written notice of termination to the other party if (i) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (ii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors and if such involuntary petition or proceeding is not dismissed within sixty (60) days after filing, provided in each case that Customer shall have such right to terminate this Agreement only if as a result of such petition or proceeding the Sentinel Bedford Data Center is no longer able to operate in a manner sufficient to allow Customer to receive the Services or to use the Space for the Permitted Use.

c)	Upon termination of this Agreement with respect to any particular Space, the License and all other rights of Customer with respect to such Space, and the right to receive Services associated with such Space, shall terminate, and Customer agrees to remove the Equipment and any other property belonging to Customer prior to the effective time of such termination. If Customer fails to so remove the Equipment and all such other property Sentinel shall be entitled to pursue all available legal remedies against Customer, including, without limitation, immediately removing the Equipment and all such other property from the Space and storing it at Customer’s expense at an off- site location. At Sentinel’s option, Sentinel may sell the Equipment and other property to cover storage and other expenses if Customer fails to retrieve the Equipment and other property and pay all accrued storage and other expenses within thirty (30) days after receiving written notice from Sentinel of the intention of Sentinel to effect such sale.

d)	Should the Space or the Sentinel Bedford Data Center be substantially damaged by fire or other casualty, then Customer or Sentinel may elect to terminate this Agreement, provided that Customer shall not have such right to terminate if Sentinel gives notice of its intention to restore within forty-five (45) days following such fire or casualty and substantially restores the Space to a condition suitable for the Permitted Use within six (6) months after the date of such notice of intent to restore. Customer shall have no obligation to pay any Recurring Charges on a proportionate basis, for any period during which the Space or any portions thereof is not usable by Customer on account of such fire or other casualty.
7)	Price and Payment Terms.
a)	Customer shall pay Sentinel recurring monthly charges (hereinafter “Recurring Charges”), and other charges and deposits set forth in each Order, in accordance with Section (b) immediately below. Customer’s obligation to pay Recurring Charges shall commence for any Sales Order as set forth therein. Customer shall also pay Sentinel’s then current charges for any site preparation or other work undertaken by Sentinel pursuant to an Order or otherwise at Customer’s request (“Installation Charges”).

b)	Customer shall pay to Sentinel all Recurring Charges without notice or demand, in lawful money of the United States, in monthly installments in advance on the first (1st) day of each calendar month during the applicable term. With respect to all other charges, Customer invoices will be sent by Sentinel monthly and payment shall be due within twenty (20) days of Customer’s receipt of each invoice. Without intending to derogate from any other remedies available to Sentinel, undisputed amounts past due will incur a finance charge at the rate of 1% per month, or the maximum monthly interest rate permitted by law, whichever is lower, applied to the amount past due. All payments will be made in U.S. dollars.

c)	Customer shall pay directly all taxes, governmental fees, and third-party charges related to the ownership and operation of the Equipment and the activities of Customer at the Sentinel Bedford Data Center, and shall be responsible for the payment, through Sentinel if such be the applicable party, of all taxes and other such charges upon the Recurring Charges and any other charge hereunder. Notwithstanding anything to the contrary in the foregoing, however. Sentinel agrees that Sentinel shall be responsible for all property and use taxes applicable to the Space and all income taxes relating to amounts paid to Sentinel hereunder.
8)	Time and Materials Services.
     Should Customer choose to use the time and materials services (described in Attachment 1 hereto or in any Sales Order) offered by Sentinel. Customer shall pay the charges from time to time in effect for such services, in each case within twenty-seven (27) days of receipt of Sentinel’s invoice. Sentinel reserves the right to require that Customer sign an additional agreement relating to such services. The only obligation of Sentinel with respect to such services shall be to carry out the express instructions of Customer, to the extent agreed to by Sentinel. In the event that Sentinel fails to correctly carry out any such instructions of Customer, Customer’s sole remedy shall be to require Sentinel to not charge Customer for the portion of the service not correctly performed or to correct such work. It is the parties’ intention that this Agreement shall be a so-called “gross” license except for Recurring Charges and Installation Charges and Sentinel’s services payable pursuant to Attachments 1 and 2, and this Article 8 and Article 7 immediately above, and that Customer shall have no obligation to otherwise pay any additional proration costs or charges for operating expenses, real estate taxes, insurance or other such items.
9)	Representations, Warranties and Limitation of Liability.
a)	Except as expressly otherwise provided in this Agreement or in an Order, Sentinel provides the Space, the Sentinel Bedford Data Center, and the Services strictly on an “as is, as available” basis, and Customer’s use of Data Center Services is at Customer’s own risk. Except as expressly provided herein, Sentinel does not make, and hereby expressly disclaims, any and all warranties, expressed or implied, including but not limited to any warranty of merchantability or fitness for a particular purpose.

b)	Notwithstanding anything to the contrary contained in this Agreement, neither party shall be responsible or liable under or with respect to this Agreement, under any contract, tort, strict liability or other theory, from any cause, (a) for error or interruption of use or for loss or inaccuracy or corruption of data or cost of procurement of services or technology or for relocation expenses or loss of business: (b) for any indirect, exemplary, incidental, special, consequential or other such damages, including, but not limited to, loss of profits: or (c) for any force majeure event, as provided in Section 13d hereof. In all events Sentinel’s total liability for damages to customer for any cause whatsoever, regardless of the form of action, and whether in contract, tort, strict liability or other theory, from any cause, for any period in which the space is unavailable or cannot be used or any period during which services have not been furnished shall be limited to the Recurring Charges attributable to such monthly period. The provisions of this section 9(b) shall not be deemed to limit either party’s liability for breach of Section 10 or 11 of this Agreement.

c)	Each party represents and warrants to the other that (a) it has obtained all necessary consents, licenses, leases, permits, and other approvals, both governmental and private, as may be necessary to permit it to perform its obligations under this Agreement; and (b) it has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement.

d)	Each representative and each other person visiting the Sentinel Bedford Data Center does so at his/her own risk, and Sentinel assumes no liability whatsoever for any harm to such persons resulting from any cause resulting in personal injury to such persons or damage to any property of such persons during such a visit, except to the extent arising out of the gross negligence or willful misconduct of Sentinel or its agents, employees or contractors.

e)	Notwithstanding anything to the contrary in this Agreement, each party’s maximum aggregate liability to the other party for monetary damages related to or in connection with this Agreement shall be limited to the amount of the Recurring Charges paid or payable by Customer to Sentinel hereunder for the then-prior six (6) months, provided that during the first eighteen (18) months of the term of this Agreement such limit shall be the greater of such prior six months’ Recurring Charges or Four Hundred Thousand Dollars ($400,000.00), and provided that in all events such limitation shall not apply to Customer’s obligations to pay Sentinel Recurring Charges and all other charges under this Agreement. Each party’s only other remedies shall be as specifically provided in this Agreement, except that for damages arising from the gross negligence or willful misconduct of a party, such party’s maximum aggregate liability to the other party for monetary damages arising from such gross negligence or willful misconduct shall be the amounts of insurance payable by the insurance carrier(s) on behalf of such party for such damages, provided that such party shall have been carrying at least the insurance required to be maintained pursuant to Section 4(a) or 4(b) above, as applicable.
10)	Confidential Information.
a)	Definition. As used in this Agreement, the term “Confidential Information” with respect to Customer shall mean any and all non-public information in any form that is proprietary or confidential to Customer or Customer’s clients, and for which such non-public and proprietary or confidential status has been communicated to Sentinel in writing or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential, including without limitation all information regarding the Equipment and all information stored in or transmitted through the Equipment. As used in this Agreement, the term “Confidential Information” with respect to Sentinel shall mean, collectively any non-public: (a) business or technical information, including but not limited to information relating to product plans, designs, costs.

product prices and names, finances, marketing plans, business opportunities, personnel, research, development and know-how; (b) any information designated and marked in writing by Sentinel as “confidential” or “proprietary” or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (c) the terms and conditions of this Agreement.

b)	General. Each party shall treat as confidential all Confidential Information of the other party, and shall not use such Confidential Information except as expressly authorized herein or otherwise authorized in writing by the other party. Each party shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party’s Confidential Information, and shall not disclose such Confidential Information to any third party except as may be necessary or required in connection with the rights or obligations of such party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care.

c)	Exceptions. Notwithstanding the above, “Confidential Information” shall not include information which: (i) was generally known and available in the public domain at the time it was disclosed, or becomes generally known and available in the public domain thereafter through no fault of the receiver: (ii) was known to the receiver at the time of disclosure; (iii) is disclosed with the prior written approval of the discloser; (iv) was independently developed by the receiver without any use of or reference to the Confidential Information; (v) becomes known to the receiver from a source other than the discloser without breach of this Agreement by the receiver and otherwise not in violation of the discloser’s rights; or (vi) as to the existence and terms of this Agreement, is disclosed to a party proposing to carry out a significant corporate transaction with the disclosing party (such as a merger, acquisition or major financing) if disclosed under an agreement requiring generally that the party receiving such information maintain its confidentiality. Notwithstanding the foregoing, the receiving party may disclose Confidential Information, to the minimum extent necessary, if such disclosure is: (i) required to be made pursuant to law or regulation, government authority, duly authorized subpoena or court order, whereupon the receiving party shall provide prompt notice to the disclosing party and give such party an opportunity to respond prior to such disclosure and seek a protective order or other appropriate remedy, or (ii) is approved by the express prior written consent of the disclosing party.

d)	Remedies. If either party breaches any of its obligations with respect to confidentiality and/or unauthorized use of Confidential Information hereunder, the other party shall be entitled to seek equitable relief to protect its interest therein, including but not limited to injunctive relief.

11) Customer Privacy Provisions.
a)	Customer Information. As between Customer and Sentinel, Customer Information (as defined below) is and at all times shall remain the sole and exclusive property of Customer. As used herein, the term “Customer Information” means all data and information pertaining to or identifiable to a customer of Customer, prospect or user of a Customer Service (as defined below), including, without limitation: (i) name, address, e-mail address, telephone number, password, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects any such Customer’s customers’, prospects’ or users’ interactions with a Customer Service, including without limitation information concerning computer search paths, any profiles created or general usage data; and (iii) any data otherwise submitted by Customer or any such customers of Customer or prospects or users in the process of registering for or using a Customer Service. As used herein, the term “Customer Service” means any service, including without limitation any financial or brokerage service, that Customer makes available to its customers, prospects and/or users through Web sites, desktops, e-mail, wireless devices, or from any other communications channel or other medium developed, owned, licensed, operated, hosted, or otherwise controlled by or on behalf of Customer or any Customer Affiliate.

b)	Use of Customer Information. Without limiting any other warranty or obligation of Sentinel under this Agreement, and in particular (and without limitation) the confidentiality provisions of Section 10 of this Agreement, during the term of this Agreement and thereafter Sentinel shall not access, gather, store, or use any Customer Information in any manner, and shall not disclose, distribute, sell, share, rent or otherwise transfer any Customer Information to any third party except as expressly provided in this Agreement or as Sentinel may be expressly directed. Sentinel agrees that Sentinel will use Customer Information only in compliance with: (i) this Agreement; (ii) Customer’s privacy policies, if made available to Sentinel: and (iii) all applicable laws, policies and regulations (including, but not limited to, applicable laws, policies and regulations related to spamming, privacy, and consumer protection). The parties acknowledge that it is not anticipated that Customer will authorize Sentinel to access Customer Information.

c)	Retention of Customer Information. In the event Sentinel obtains Customer Information, Sentinel shall not retain any Customer Information for any period longer than necessary for Sentinel to fulfill its obligations under this Agreement. As soon as Sentinel no longer needs to retain such Customer Information in order to perform its duties under this Agreement, Sentinel will promptly return or (if so instructed by Customer in writing) destroy all originals and copies of such Customer Information.
12) [lntentionally Deleted].
13) Miscellaneous.
a)	Customer may not assign, delegate or otherwise transfer its interest in this Agreement or any of its rights or obligations relating to this Agreement or to the Space or otherwise, in whole or in part, except that Customer may assign this Agreement without consent (but with notice to Sentinel promptly after or contemporaneous with such assignment) (i) to an Affiliate or (ii) in connection with a merger, consolidation, reorganization or sale of all or substantially all of its assets, provided in each instance that the assignee, immediately after such transaction (and taking into account assets and liabilities acquired through such transaction) shall have financial resources, in terms of net worth and working capital, at least equal to that of Customer as of the date of such assignment or as of the MSA Effective Date, whatever shall be greater.

b)	Sentinel acknowledges any Affiliate of Customer may place Sales Orders with Sentinel which incorporate the terms and conditions of this Agreement and that references to “Customer” herein shall be deemed to refer to an Affiliate when an Affiliate places a Sales Order with Sentinel incorporating the terms and conditions of this Agreement. Any such Affiliate of Customer shall be responsible for its obligations under this Agreement, including, but not limited to, all charges incurred in connection with such Sales Order, jointly and severally with Customer (subject in all events to Sentinel’s discretion with respect to the terms of any such Sales Order, including, without limitation, Sentinel’s satisfaction with the creditworthiness of any such Affiliate).

c)	All notices, consents, or approvals required by this Agreement shall be (i) in writing sent by certified or registered mail, postage prepaid, return receipt requested or delivered via nationally recognized overnight delivery service which obtains a receipt or by facsimile or electronic mail (confirmed by such certified or registered mail) to the parties at the addresses set forth at the end of this Agreement or such other addresses as may be designated in writing by the respective parties or (ii) in any other manner mutually agreed upon by the parties. Notices shall be deemed effective on the date of mailing.

d)	Neither party shall be responsible for any failure to perform its obligations under this Agreement (other than the obligation to pay money) if such failure is caused by acts of God, war, labor strife, fire, flood, earthquake or any other events beyond the reasonable control of such party.

e)	This Agreement shall be governed in all respects by the internal laws of the Commonwealth of Massachusetts (as if made and entered into between Massachusetts residents and fully executed within Massachusetts) without regard to its conflict of laws provisions.

f)	If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

g)	This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom. This Agreement may not be modified orally. No waiver by Sentinel of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no such waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party and clearly understood by the waiving party to be such a waiver.

h)	In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys’ fees.

i)	Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

j)	Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material, bargained-for bases of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party under this Agreement and in the decision by each party to enter into this Agreement.

k)	Sentinel and Customer are independent contractors and not partners, joint venturers or otherwise affiliated and neither has any right or authority to bind the other in any way. Neither party shall make any representations to the contrary to any third party. Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: all provisions which by their terms or context would require or call for performance or liability following termination or expiration of this Agreement.

l)	The order of precedence for this Agreement shall be the Sales Order (unless the Sales Order or this Agreement expressly states otherwise), the Online Order, the MSA, the SLA, and lastly, the rules, regulations and procedures set forth in the Occupant Handbook. The SLA, MSA, and Sales Order shall always supersede the rules, regulations and procedures set forth in the Occupant Handbook in the event of a conflict.

m)	Sentinel shall provide access to the inter-exchange carriers for the installation of additional telecom capacity when needed, so long as such access is consistent with the Sentinel rules, regulations and procedures as set forth in the Occupant Handbook.

n)	Sentinel shall control access to the Space and provide a process to authorize entry as set forth in the Occupant Handbook.

o)	This Agreement, and Customer’s rights hereunder, shall be subject and subordinate in all respects to all mortgages, deeds of trust or other such instruments and matters, and ground leases which may hereafter be placed on or affect this Agreement, the Sentinel Bedford Data Center, or Sentinel’s interest or estate therein, and to each advance made or hereafter to be made under any such mortgages or the like, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor, provided that, with respect to any such mortgage, deed of trust or other such instrument or ground lease entered into after this Agreement the holder thereof enters into a commercially reasonable subordination, non-disturbance and attornment agreement with Customer. Customer agrees that it will execute, acknowledge and deliver any and all instruments deemed by Sentinel necessary or desirable to give effect to or notice of such subordination and attornment, provided that any such instrument shall contain non-disturbance and attornment agreement provisions in favor of Customer.

p)	Customer agrees to look solely to the interest of Sentinel in the Property and the income and other proceeds from the Property, including, without limitation, the insurance set forth in Section 4c hereof, for recovery of any judgment and for enforcement of Sentinel’s obligations under this Agreement, it being specifically agreed that Sentinel shall not under any circumstances be personally liable for any such judgment. In addition, upon any sale or other transfer of the Property or the Sentinel Bedford Data Center, or Sentinel’s interest in either. Sentinel shall be deemed released from all liability and obligations under this Agreement arising or accruing on or after the effective date of any such sale or other transfer. Customer agreeing to look solely to the transferee with respect thereto, so long as the transferee shall have assumed in writing all of Sentinel’s liabilities and obligations under this Agreement thereafter arising.

q)	Within ten (10) business days after each request by either party hereto, the other party shall deliver to the requesting party and/or to any mortgagee a certificate stating that Customer has commenced use of the Space in accordance with the provisions of this Agreement, and that this Agreement is in full force and effect (or if there shall have been modifications, that the same is in full force and effect as modified and stating the modifications), and stating the dates to which the Recurring Charges and other charges have been paid and stating whether or not the requesting party is in default in performance of any covenants, agreements or conditions contained in this Agreement, and if so, specifying each such default of which the requesting party may have knowledge, and any other information reasonably requested.

r)	Except as required for the Permitted Use, and then only in strict compliance with all applicable laws, ordinances, rules and regulations, Customer shall not generate, store, release, transport, dispose of or otherwise handle any substance, waste or material deemed hazardous, toxic or a contaminant under any federal, state or local statute, law, ordinance, rule or regulation, order or decision (hereinafter, a “Hazardous Substance”). Without intending to limit the generality of the indemnification of Sentinel by Customer elsewhere contained in this Agreement. Customer shall defend, indemnify and hold harmless Sentinel and any mortgagees of Sentinel from and against any and all liability, loss, cost or expense, including, without limitation, attorneys’ fees, consultants’ fees and clean-up costs, in any way relating to or arising from the presence, release or threat of release of any Hazardous Substance on or about the Space or the generation, storage, release, transportation, disposal or handling of any Hazardous Substance by Customer, its employees, invitees, contractors or agents or anyone else from whom Customer might be responsible.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Master Services Agreement, as of the MSA Effective Date.
Customer to complete:
CUSTOMER:
CONSTANT CONTACT, INC.

Submitted By:	/s/ Steven R. Wasserman (Authorized Signature)

Print Name:	STEVEN R. WASSERMAN

Title:	Authorized Signatory

Address for notices:	1601 Trapelo Road, Suite 329

Waltham, MA 02451

Attn: General Counsel

Phone: 781-472-8100

Sentinel to Complete:
Sentinel Properties — Bedford, LLC

Submitted By:	/s/ Todd M. Aaron

(Authorized Signature)

Print Name:	Todd Aaron

Title:	Co. President

Address for notices:	Sentinel Properties — Bedford, LLC
c/o Resolution Capital, LLC
1270 Avenue of the Americas, Ste. 204
New York, NY 10020
Attn: Todd M. Aaron

Attachment 1
Initial Sales Order
Capitalized terms not defined in this Attachment 1 shall have the definitions ascribed to them in that certain Master Services Agreement (the “MSA”) by and between Constant Contact, Inc. (“Customer”) and Sentinel Properties — Bedford, LLC (“Sentinel”) dated as of July 19, 2007, to which this Initial Sales Order is attached. The “Sales Order Effective Date” of this Sales Order is that date which shall be the earlier of the day on which Customer commences operations within the Suite A Space or the Suite B Space (defined below) or the fifteenth (15th) day after the date upon which Sentinel provides written notice to Customer that the fit-out of the Suite A Space and the Suite B Space is substantially completed by Sentinel, and the “License Term” of this Sales Order shall commence on the Sales Order Effective Date and expire on the last day of the month during which the fifth anniversary of the Sales Order Effective Date shall occur, unless extended pursuant to this Sales Order, or unless the MSA is sooner terminated as provided in the MSA, in which event this Sales Order shall terminate upon the termination of the MSA.
1.	Suite A Space and Suite B Space. Pursuant to this Sales Order, Customer shall have (a) commencing on the Sales Order Effective Date, the use of a demised premises of six hundred (600) square feet of floor area as shown on Exhibit 1 to Attachment 1 hereto (the “Suite A Space”), and (b) commencing on the first (1st) anniversary of the Sales Order Effective Date (the “First Anniversary”), the additional use of premises containing one thousand eight hundred (1,800) square feet of floor area as shown on Exhibit 2 to Attachment 1 hereto (the “Suite B Space,” and together with the Suite A Space, the “Space”), provided that, prior to the First Anniversary (but not on or thereafter), Sentinel shall have the right to relocate such Suite B Space to any other location of equivalent space within the Sentinel Bedford Data Center, all such use being subject to the terms and conditions of the MSA (including the Occupant Handbook), provided further, however, that if space consisting of contiguous two thousand four hundred of floor area (2,400) square feet (the “Alternative Space”) shall be available, at Sentinel’s sole discretion, at the Sentinel Bedford Data Center as of the First Anniversary. Customer shall have the option, after having notified Sentinel of Customer’s interest in so consolidating Customer’s space by having given notice to Sentinel no later than five (5) months prior to the First Anniversary, of using such Alternative Space in lieu of the Suite A Space and the Suite B Space, in which event the Alternative Space shall become the “Space” for all purposes under the MSA and this Sales Order. Customer shall be responsible for all costs and expenses, of whatever nature, associated with such consolidation and relocation to the Alternative Space, so long as Customer has been notified of such costs and expenses in advance. As used in this Paragraph 1, the term “available” shall mean that Sentinel has neither licensed nor otherwise arranged for the use of nor entered negotiations to license or otherwise use the Alternative Space to a person or entity not affiliated with Customer or Sentinel, and Sentinel does not have any other use of such space imminently planned.
2.	Recurring Charges. Recurring Charges for the Initial Space shall be as follows:
a.	For the first (1st) year of the License Term. Seventeen Thousand One Hundred and No/100 Dollars ($17,100.00) per month and a pro rata portion thereof for any partial month;

b.	For the second (2nd) year of the License Term, Seventy Thousand One Hundred Ten and 00/100 Dollars ($70,110.00) per month and a pro rata portion thereof for any partial month;

c.	For the third (3rd) year of the License Term, Seventy One Thousand Eight Hundred Sixty Two and 75/100 Dollars ($71,862.75) per month and a pro rata portion thereof for any partial month;

d.	For the fourth (4th) year of the License Term, Seventy Three Thousand Six Hundred Fifty Nine and 32/100 Dollars (73,659.32) per month and a pro rata portion thereof for any partial month; and

e.	For the fifth (5th) year of the License Term, Seventy Five Thousand Five Hundred and 80/100 ($75,500.80) per month and a pro rata portion thereof for any partial month.
3.	Power Circuit Costs. Power circuit pricing shall be as set forth in Exhibit 3 to Attachment 1 attached hereto (collectively, “Power Circuit Cost”). To the extent that the utility rates charged to Sentinel by a third party increase on a year-over-year basis, Sentinel shall have the right to increase Power Circuit Costs on an annual basis in an amount equal to the percentage increase in such utility rates. In the event that Sentinel so increases Power Circuit Costs, Sentinel shall promptly upon request provide Customer with documentation supporting Sentinel’s calculations for such rate increases.

4.	Supporting Infrastructure.
a.	UPS Conditioned Electricity. Sentinel shall provide UPS conditioned electrical power to the Space on a continual basis. Such power shall be supported at all times by on-site backup generation and all generation and UPS equipment shall be configured with at least N+l redundancy.

b.	Unconditioned Power. Sentinel shall provide unconditioned electrical power to the Space on a continual basis with a capacity sufficient to support the HVAC equipment necessary to cool Customer’s loads and all of Customer’s reasonable lighting and receptacle requirements within the Space.

c.	Miscellaneous Infrastructure. Sentinel shall provide the following elements to the Space:
1.	Cooling via Liebert on-floor air-handling units supported by the Building’s 2,625 ton chilled water plant;

2.	Interlocking pre-action fire suppression throughout the Space;

3.	Dedicated key-card module regulating access to the Space;

4.	Copper grounding mat underneath the entire Space; and

5.	Dedicated fiber conduit to the Space via two diverse meet-me rooms and dedicated hard conduit connecting the Suite A Space and the Suite B Space.

d.	Elevators; Access. Customer shall have access to passenger and freight elevator service to the Space on Business Days from 7:00 A.M. to 7:00 P.M., and shall have one passenger elevator and one freight elevator serving the Space available at all other times. Sentinel shall have the right to change the operation or manner of operation of any of the elevators in the Building and/or to discontinue, temporarily or permanently, the use of any one or more cars in any of the passenger, freight or truck elevator banks as long as Customer continues to have reasonable access to the Space for passengers and freight via elevator at all times required hereunder. Subject to the foregoing, Sentinel agrees that Customer shall have access to the Space twenty-four (24) hours per day, seven (7) days per week, subject to the Occupant Handbook.

e.	HVAC. Sentinel shall provide heating, ventilation and air-conditioning (“HVAC”) for Customer by way of the Building’s central chilled water plant in an amount as required to support heat loads associated with anticipated Customer UPS loads at temperatures and humidity levels consistent with ASHRAE guidelines for data center operating environmental conditions. All chiller, cooling tower and critical pumping infrastructure shall be configured with at least N+1 redundancy. Sentinel shall install computer room air-conditioning (“CRAC”) units in Customer’s space providing N+l redundancy. Sentinel shall have no obligation to provide additional HVAC capacity for the Space beyond that amount set forth above.

f.	Security. Sentinel shall provide security service at the Building which shall include the following: (i) closed-caption television cameras at all critical common areas with all footage recorded and archived for a minimum of thirty (30) days; (ii) key-card or biometric readers at all external entry points and all Customer-accessible internal doorways with all access events recorded and archived for a minimum of thirty (30) days; (iii) qualified security guard coverage at the Building 24x7x365 and routine interior/exterior patrols of the Buildings and Space; and (iv) standard operating procedures with respect to access control consistent with operation as a Mission Critical Data Center as set forth from time to time in the Occupant Handbook. The foregoing are the security services that Sentinel shall maintain on the Sales Order Effective Date; however, Sentinel shall have the right to upgrade or replace any such services with alternative services or alternative technologies providing substantially the same protection from time to time during the term of the MSA and Sentinel may eliminate any such services if they are no longer reasonably necessary as a result of such alternative services or technologies.

g.	Janitorial. Sentinel shall provide Building standard janitorial and rubbish/refuse removal service to the Property on business days.

h.	Certain Equipment. Sentinel shall be responsible for the management, maintenance, monitoring and repair of the power plant, all generators, power distribution units, UPS, batteries, switch gear, chillers, coolers, CRAC units and all associated plumbing, piping and electrical upstream of and including the PDU’s and CRAC’s at the Property. Sentinel shall, upon the reasonable request of Customer, provide evidence that the foregoing are being properly maintained.
All of the Services and elements which are to be provided by Sentinel under this Paragraph 4 shall be at no additional cost to Customer.

5.	Restriction on Power Usage. Customer agrees that the usage of electrical power in the Space shall (A) not materially, adversely affect the quality of the electrical power in the Building (for example, through the creation of harmonics, backflow, backfeed or similar conditions) in a manner that would materially, adversely affect any other Customer or occupant of the Building: and (B) be in compliance with IEEE Standard 519. Upon written notice from Sentinel. Customer will promptly cease any UPS electrical usage in the Space that gives rise to any such condition, unless such condition results from the gross negligence or willful misconduct of Sentinel or any of its agents.

6.	All Sentinel Bedford Data Center security video data recorded by Sentinel will be recorded digitally and archived for not less than thirty (30) days in the case of video recordings triggered by alarms. Customer will have the ability to access this data as requested. Sentinel will provide playback, monitoring, and reviewing support to Customer of video data that pertains to Customer as a time and material request subject to time and material pricing.

7.	Customer may visit the Sentinel Bedford Data Center to observe Sentinel’s maintenance and testing procedures that relate to the Space, provided that (a) Customer provides Sentinel with at least two (2) business days’ notice prior to such visit, (b) such audit does not adversely affect other customers of Sentinel or Sentinel’s operation of the Sentinel Bedford Data Center, (c) Customer complies with Sentinel’s Occupant Handbook, and (d) such visit does not occur more frequently one time in any twelve consecutive month period.

8.	Sentinel shall, at Sentinel’s sole cost, provide Services delivered in the Space pursuant to the Service Level Agreement set forth in Attachment 2 to the MSA.

9.	Customer may install security devices in the Space subject to Sentinel’s approval, which approval shall not be unreasonably withheld, and provided that Sentinel has access to the Space in the event of an emergency.

Exhibit 1 to Attachment 1
Plan Showing Suite A Space
[Intentionally Omitted]

Exhibit 2 to Attachment 1
Plan Showing Suite B Space
[Intentionally Omitted]

Exhibit 3 to Attachment 1
Power Circuit Pricing

Circuit Type	Monthly Recurring Cost
20A/120V	$275
30A/120V	$400
30A/208V	$715
20A/208V	$475
Circuit Installation Costs
The above rates do not include costs associated with the installation of each circuit from the relevant power panel to the cabinet or other termination point. Such installation can be performed by Sentinel at additional cost or by third party electrical contractors reasonably approved by Sentinel.

Attachment 2
Service Level Agreement
This Service Level Agreement (sometimes hereinafter “SLA”) is attached to and forms part of that certain Master Services Agreement (sometimes hereinafter the “License”) dated as of July 19, 2007, by and between Constant Contact, Inc. (“Customer”) and Sentinel Properties — Bedford, LLC (“Sentinel”). Unless defined herein, all capitalized terms in this SLA are defined in the License or exhibits thereto. Pursuant to the License. Sentinel is licensing to Customer the Space at the Sentinel Bedford Data Center, and in connection therewith will be providing services to Customer in order to support Customer’s use of the Space. This SLA establishes standards for the provision of certain services by Sentinel, and also provides for Customer to receive a credit against certain fees payable by Customer under the License in certain situations.
1. Power
If a cabinet containing functioning computer or networking equipment (a “Loaded Cabinet”) in the Space is powered by two (2) different power distribution units and both units experience a simultaneous interruption in electrical power, such that such Loaded Cabinet experiences an interruption in power (a “Power Outage”) which lasts longer than five (5) consecutive seconds but shorter than one (1) continuous hour, Sentinel shall credit to Customer’s account the Cabinet Charges (hereinafter defined) attributable to such Loaded Cabinet, and all other Loaded Cabinets which are not fully functional as a result of the unavailability of the Loaded Cabinet that suffered such Power Outage, for the day during which such interruption occurs. “Cabinet Charges” shall be defined as the Recurring Charges payable for a given month divided by the number of Loaded Cabinets in the Space at the time of the outage. If a Loaded Cabinet in the Space is powered by two different power distribution units and both units experience a simultaneous interruption in electrical power such that such Loaded Cabinet experiences a Power Outage which lasts for one (1) continuous hour or longer, Sentinel shall credit Customer’s account the Cabinet Charges attributable to that Loaded Cabinet and all other Loaded Cabinets which are not fully functional as a result of the unavailability of the Loaded Cabinet that suffered such Power Outage, for the calendar week during which such interruption occurs.
2. Cooling and Humidity
The Space is designed to provide a target operating temperature of an average of 72 degrees Fahrenheit (at the intake side of properly positioned computing equipment) and relative humidity ranging from 35 to 65 percent (near the intakes of on-floor air handlers), provided Customer has properly spaced and configured computing hardware and loaded and balanced power distribution equipment. Under normal operating conditions, when there is no indication of individual server or rack temperature conditions, temperature and humidity will be monitored by Sentinel in more than one location in the Space to ensure compliance with the targeted operating ranges.
SLA Measurement and Credit:
Upon recognition of a heat condition affecting devices in a specific area, Customer may request specific measurement of temperature and/or humidity in that area. Sentinel shall then place probes in the affected area. For purposes of this SLA, the temperature will be measured between four (4) and five (5) feet from the floor and twelve (12) inches to fourteen (14) inches from the cool air intake side of a cabinet. For this purpose, the temperature reading shall be an average of the temperature across five contiguous cabinets.

Humidity will be measured near the air return intake of the air handler units closest to the measured cabinets.
(i) Temperature
If the temperature as measured above exceeds 80 degrees Fahrenheit for more than fifteen (15) consecutive minutes and causes (i) a material degradation in the operation of Customer’s equipment, (ii) Customer’s equipment to fail, or (iii) Customer to shut down the equipment (a “Temperature Irregularity”) any time during a calendar month, Sentinel shall credit Customer’s account the Recurring Charges attributable to the calendar week during which the last Temperature Irregularity shall have occurred.
(ii) Humidity
If the humidity inside the Space drops below 35 percent or exceeds 65 percent of the targeted operating range for more than fifteen (15) consecutive minutes (a “Humidity Irregularity”) two (2) times during a calendar month, Sentinel shall credit to Customer’s account the Recurring Charges attributable to the calendar week during which the last Humidity Irregularity shall have occurred.
3. Credits
Notwithstanding anything to the contrary contained in this SLA, the maximum aggregate credit to which Customer shall be entitled pursuant to this SLA in a calendar year shall not exceed three months’ Recurring Charges.
With respect to the standards and penalties set forth herein relating to electrical power and temperature and humidity, penalties shall not be incurred during any periods in which Sentinel is performing normal and customary maintenance on equipment serving Customer’s Space, all of which shall be conducted between the hours of 2:00 AM and 5:00 AM EST, or otherwise during so-called “off hours.”
Exceptions and Conditions
Sentinel shall exercise reasonable efforts to ensure service level commitments are met; however, nothing contained in this SLA or in the License shall be construed to constitute a service level guarantee with respect to acts outside of Sentinel’s reasonable control.
In addition, Sentinel’s service level commitments stated herein shall not apply if Sentinel’s failure to meet the standards set forth in this SLA (a) results from any actions or inactions of Customer or its employees, agents, representatives or guests; or (b) results from Customer’s Property or improper or imprudent placement of Customer’s Property.
Customer acknowledges and agrees that except for the termination rights granted to Customer in the MSA or this SLA, the service level credits under this SLA are Customer’s sole and exclusive remedy in the event of Sentinel failure to meet the service level commitments set forth in this SLA or elsewhere in the MSA.
4. Notification
Credit will be given as provided above only if Customer notifies Sentinel in writing not later than one (1) week after the occurrence of the event entitling Customer to a credit. Unless otherwise designated by Sentinel, Sentinel can be reached as indicated in Section 1 of the Occupant Handbook.

5. Major Outages
If three (3) or more Major Outages (as defined below) shall occur in any three (3) month period, then Customer may terminate this Agreement by written notice to Sentinel at any time within ninety (90) days after the third such Major Outage, which termination shall be effective thirty (30) days after receipt of notice thereof by Sentinel. A “Major Outage” shall mean any Power Outage that lasts for at least ten (10) consecutive minutes and/or any Temperature Irregularity, in each case causing inoperability of Customer’s Equipment.
If any single Major Outage shall continue for three days (a “Prolonged Major Outage”), such Prolonged Major Outage shall be deemed for purposes of this Section 5 to be one additional Major Outage, and each subsequent three day’s duration of a Prolonged Major Outage shall be deemed an additional Major Outage. Notwithstanding the foregoing, no single Major Outage, regardless of its duration, shall be deemed a Prolonged Major Outage if Sentinel is using its commercially reasonable efforts to remedy such outage and in so doing is acting in a manner consistent with that of an operator of mission critical data centers. In addition, Sentinel agrees to provide twice daily progress reports on the restoration of service efforts during any Major Outage until such service is restored.

Attachment 3
Description of Time and Material Services
For all services described in this Attachment 3:
i.	Customer must provide Sentinel a continually updated list of persons authorized to place Orders.

ii.	Such services shall be available 24x7x365.

iii.	Customer must provide detailed and complete instructions for each task.
Time and Materials Services and Pricing.
Sentinel site technicians can, by following Customer’s directions, provide basic remote maintenance services and troubleshooting capabilities to Customer. Some of these services will be subject to on-site technician time availability.
Time and Materials Services include but are not limited to the following “Remote Hands” activities, as shall be more specifically defined by direction furnished by Customer:
•	Power cycling a router, server, switch / Soft-booting a server

•	Moving or securing a cable

•	Toggling a switch; pushing buttons

•	Adding, removing, or verifying a demarcation label

•	Putting up or taking down a loop on a carrier circuit to assist in remote testing

•	Relaying status of equipment LEDs

•	Typing commands on a console

•	Signal testing a circuit with diagnostic equipment

•	Taking an inventory of equipment; taking digital pictures of equipment

•	Labeling equipment and cable connections

•	Installing, replacing or removing equipment components (e.g. a router/switch card, disk drive, memory, etc.) that are hot-swappable and modular — no tools required

•	Changing of pre-labeled, pre-ejected removable media (tapes, CDs)

•	Replace or verify cable integrity of an installed cross-connect

•	Installation and de-installation of server cabinets

•	Installation and de-installation of servers within cabinets

•	Warranty Vendor Escort
Rates for time and materials will be agreed in advance of any such work. Upon request by Customer for any services to be provided hereunder, prior to commencement of the services, Sentinel shall provide Customer with Sentinel’s cost estimate for the requested services. Sentinel shall not proceed to perform any requested service until Customer shall thereafter authorize Sentinel to proceed. Upon completion of each designated service, Sentinel shall provide a final invoice to Customer with a breakdown of the Time and Material costs required to perform the services.

FIRST AMENDMENT TO MASTER SERVICES AGREEMENT
          This First Amendment to Master Services Agreement (this “Amendment”) is entered into as of this 27th day of November 2007 by and between Sentinel Properties—Bedford, LLC, a Delaware limited liability company (“Sentinel”), and Constant Contact, Inc., a Delaware corporation (“Customer”).
          Reference is hereby made to that certain Master Services Agreement (the “Agreement”) by and between Sentinel and Customer, dated as of July 19, 2007.
          WHEREAS, Sentinel and Customer desire to amend the Agreement to, among other things, accelerate the commencement date for Customer’s use of the Suite B Space, increase the space occupied by Customer in the Sentinel Bedford Data Center by adding the Suite C Space (defined below) and modify the term of the Agreement.
          NOW, THEREFORE, in consideration of the agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, Sentinel, and Customer hereby agree as follows:
1.	In lieu of Customer’s having use of the Suite B Space on the First Anniversary, as set forth in Paragraph 1 of Attachment 1 to the Agreement, Sentinel shall deliver and Customer shall have use of the Suite B Space on February 1, 2008. Paragraph 1 of Attachment 1 to the Agreement is hereby deemed amended in accordance herewith.

2.	Sentinel shall no longer have the right to relocate the Suite B Space as previously set forth in Paragraph 1 of Attachment 1 to the Agreement, and said Paragraph 1 is hereby deemed amended in accordance herewith.

3.	Commencing on January 1, 2009 (the “Suite C Space Commencement Date”). Customer shall have the use of additional premises containing approximately two thousand (2,000) square feet of floor area as shown on Exhibit A hereto (the “Suite C Space”). The definition of the Space in Paragraph 1 of Attachment 1 to the Agreement is hereby deemed amended in accordance herewith (and wherever “Space” is referred to in the Agreement such reference shall from and after the Suite C Space Commencement Date be deemed to include the Suite C Space).

4.	The License Term of the Agreement is hereby amended such that the term shall expire five (5) years after the Suite C Space Commencement Date, i.e., December 31, 2013, unless sooner terminated as otherwise provided in the Agreement; provided, however, that all of Customer’s rights with respect to the Suite A Space and the Suite B Space, including, without limitation, the right to use the Suite A Space and the Suite B Space, shall terminate one day prior to the fifth anniversary of the Sales Order Effective Date. The initial paragraph of Attachment 1 to the Agreement is hereby deemed amended in accordance herewith.

5.	Recurring Charges for the Space shall be as follows:
a.	Commencing on the Sales Order Effective Date and ending January 31, 2008. Seventeen Thousand One Hundred and No/100 Dollars ($17,100.00) per month, plus a pro rata portion thereof for any partial month;

b.	Commencing on February 1, 2008, and ending one day prior to the first anniversary of the Sales Order Effective Date, Sixty-Eight Thousand Four Hundred and No/100 Dollars ($68,400.00) per month and a pro rata portion thereof for any partial month;

c.	Commencing on the first anniversary of the Sales Order Effective Date and ending December 31, 2008. Seventy Thousand One Hundred Ten and No/100 Dollars ($70,110.00) per month, plus a pro rata portion thereof for any partial month;

d.	Commencing on January 1, 2009, and ending one day prior to the second anniversary of the Sales Order Effective Date. One Hundred Twenty-Eight Thousand Five Hundred Thirty-Five and No/100 Dollars ($128,535.00) per month, plus a pro rata portion thereof for any partial month;

e.	Commencing on the second anniversary of the Sales Order Effective Date and ending one day prior to the third anniversary of the Sales Order Effective Date, One Hundred Thirty-One Thousand Seven Hundred Forty-Eight and No/100 Dollars ($131,748.00) per month, plus a pro rata portion thereof for any partial month;

f.	Commencing on the third anniversary of the Sales Order Effective Date and ending one day prior to the fourth anniversary of the Sales Order Effective Date, One Hundred Thirty-Five Thousand Forty-Two and No/100 Dollars ($135,042.00) per month, plus a pro rata portion thereof for any partial month;

g.	Commencing on the fourth anniversary of the Sales Order Effective Date and ending one day prior to the fifth anniversary of the Sales Order Effective Date, One Hundred Thirty-Eight Thousand Four Hundred Eighteen and No/100 Dollars ($138,418.00) per month, plus a pro rata portion thereof for any partial month;

h.	Commencing on the fifth anniversary of the Sales Order Effective Date and ending one day prior to the sixth anniversary of the Sales Order Effective Date, Sixty-Four Thousand Four Hundred Ninety and No/100 Dollars ($64,490.00) per month, plus a pro rata portion thereof for any partial month;

i.	Commencing on the sixth anniversary of the Sales Order Effective Date and ending December 31, 2013, Sixty-Six Thousand One Hundred Three and No/100 Dollars ($66,103.00) per month, plus a pro rata portion thereof for any partial month.

2

Paragraph 2 of Attachment 1 to the Agreement is hereby deemed amended in accordance herewith.
          Except as amended, modified and supplemented hereby, the Agreement is hereby ratified and confirmed and shall continue in full force and effect as written. Any words, phrases or expressions used in this Amendment which are defined or otherwise referred to in the Agreement shall have the meanings therefor given thereto in the Agreement, unless the context herein otherwise requires.
          The provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (subject to any applicable provisions of the Agreement).
[Signature Page Follows]

3

[Signature Page to First Amendment to Master Services Agreement]
Executed under seal as of the date first written above.

SENTINEL:		CUSTOMER:

SENTINEL PROPERTIES—BEDFORD, LLC		CONSTANT CONTACT, INC.

By:	/s/ Todd Aaron	By:	/s/ Gail F. Goodman
	Name: Todd Aaron		Name: Gail F. Goodman
	Title: Co-President		Title: CEO

4

EXHIBIT A
[ Intentionally Omitted ]

5